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Exhibit (h)(10)(g)

                               SIXTH AMENDMENT TO
                   SECURITIES LENDING AUTHORIZATION AGREEMENT
                                     BETWEEN
                SANFORD C. BERNSTEIN FUND, INC., ON BEHALF OF THE
                    TAX-MANAGED INTERNATIONAL VALUE PORTFOLIO
                                       AND
                       STATE STREET BANK AND TRUST COMPANY

         WHEREAS, Sanford C. Bernstein Fund, Inc., on behalf of the Tax-Managed International Value Portfolio (the "Client"), and State Street Bank and Trust Company, a Massachusetts trust company ("State Street") entered into a Securities Lending Authorization Agreement dated the 17th day of July 1996, as amended (the "Agreement");

         WHEREAS, Section 20 of the Agreement provides for the Agreement to be modified at any time by a writing signed by the party against whom enforcement is sought;

         WHEREAS, the Client and State Street both desire to further amend the Agreement to modify the list of repurchase agreement counterparties.

         NOW, THEREFORE, for value received and in order to induce the parties to enter into the amendment contemplated hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:

         1.  The Agreement is hereby amended by deleting ABN-AMRO Inc. from
             Schedule 7.3-A and replacing it with ABN-AMRO Bank, N.V.

         2.  The Agreement shall remain the same in all other respects.

         The Amendment is effective as of the 26th day of September, 2000.

         IN WITNESS WHEREOF, the parties hereto execute the above Amendment by affixing their signatures below.

SANFORD C. BERNSTEIN FUND, INC.,
ON BEHALF OF THE TAX-MANAGED
INTERNATIONAL VALUE PORTFOLIO
By: s/Jean Margo Reid, Secretary

STATE STREET BANK AND TRUST COMPANY
By:  J.L. Carty, Senior Vice President